As filed with the Securities and Exchange Commision on July 26, 1996
                                       Registration No. 333-
- -----------------------------------------------------------------------


                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                  ------------------------------------

                              FORM S-4
                        REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933
                  ------------------------------------

                     DUTY FREE INTERNATIONAL, INC.
         (Exact name of Registrant as specified in its charter)
MARYLAND                        5999                         52-1292246
(State or other      (Primary Standard Industrial         (IRS Employer
jurisdiction of       Classification Code Number)    Identification No.)
incorporation of
organization)

                           63 COPPS HILL ROAD
                      RIDGEFIELD, CONNECTICUT 06877
                             (203) 431-6057
           (Address, including zip code, and telephone number,
    including area code, of Registrant's principal executive offices)
                  ------------------------------------

                              ALFRED CARFORA
                               PRESIDENT
                     DUTY FREE INTERNATIONAL, INC.
                           63 COPPS HILL ROAD
                     RIDGEFIELD, CONNECTICUT 06877
                             (203) 431-6057
       (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                  ------------------------------------

                               COPIES TO:
                        STEPHEN P. FARRELL, ESQ.
                      MORGAN, LEWIS & BOCKIUS LLP
                            101 PARK AVENUE
                       NEW YORK, NEW YORK  10178
                             (212) 309-6050
                  ------------------------------------

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement, as determined by the Registrant.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------
                                       Proposed
                                       maximum      Proposed
                                       aggregate    maximum
Title of each                          offering     aggregate     Amount of
class of securities    Amount to be    price per    offering      registration
to be registered       registered      share (1)    price (1)     fee (2)
- ------------------------------------------------------------------------------
Common Stock,          5,000,000       $14.25       $71,250,000   $20,442
par value              shares
$0.01 per share
- ------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c), based upon the average of the high and low prices for the Common Stock on the New York Stock
     Exchange for July 24, 1996.
(2) A total of 840,000 shares are carried forward from the Registrant's prior Registration Statement on Form S-4 (File No. 33-76330) pursuant to Rule 429 under the Securities Act of 1933, and, accordingly, the registration fee paid herewith is based upon 4,160,000 shares being newly registered by this Registration
     Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS     SUBJECT TO COMPLETION, DATED JULY 26, 1996


                            5,000,000 Shares

                     DUTY FREE INTERNATIONAL, INC.

                              COMMON STOCK

                    -------------------------------

     This Prospectus covers 5,000,000 shares of Common Stock, $.01 par value, which may be offered and issued by Duty Free International, Inc. (the "Company") from time to time in connection with the acquisition by the Company of other businesses or properties, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible securities or other similar securities issued by the Company from time to time in connection with any such acquisition.

     It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to quoted market prices either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such shares. No underwriting discounts or commissions will be paid, although finders' fees may be paid from time to time with respect to specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Act").

     The shares of Common Stock issued in connection with such acquisitions may be resold by the recipients thereof. See "Outstanding Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under this Registration.

     The Common Stock of the Company is listed for trading on the New York Stock Exchange. On July 24, 1996 the last reported sale price for the Common Stock on that Exchange was $14.00 per share.

     All expenses of this offering will be paid by the Company. The term "Company" refers to Duty Free International, Inc., a Maryland corporation, and its subsidiaries, unless the context requires otherwise. The executive offices of the Company are located at 63 Copps Hill Road, Ridgefield, Connecticut 06877. The telephone number is
(203) 431-6057.
                    -------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    -------------------------------

             The date of this Prospectus is July   , 1996.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM DUTY FREE INTERNATIONAL, INC., 63 COPPS HILL ROAD, RIDGEFIELD, CONNECTICUT 06877 (TELEPHONE NUMBER (203) 431-6057)
ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY A DATE WHICH IS FIVE DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                    -------------------------------

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661-2511, and 7 World Trade Center, 14th Floor, New York,
New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, as does the Company. The address of that site is http://www.sec.gov. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Annual Report of the Company on Form 10-K for its fiscal year ended January 28, 1996 (filed April 26, 1996);

     2. The Quarterly Report of the Company on Form 10-Q for its fiscal period ended April 28, 1996 (filed June 11, 1996);

     3. All other reports filed by the Company since the end of the fiscal year covered by the Annual Report referred to above; and

     4. The description of the Company's Common Stock registered under the Exchange Act contained in the Company's Form 8-A (filed December 6, 1991), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                         FOR FLORIDA RESIDENTS

     As the largest domestic supplier of duty free merchandise to the foreign diplomatic community in the United States, the Company's Diplomatic and Wholesale Division supplies many of the embassies, consulates and United Nations missions in Washington, D.C. and New York City, including the mission of the government of Cuba to the United Nations and its personnel. All merchandise orders require the prior approval of the United States Treasury and State Departments. The Company does not conduct any other business with the government of Cuba or with any person or affiliate located in Cuba.

     This information is accurate as of the date hereof. Current information concerning the Company's business dealings with the government of Cuba or with any person or affiliate located in Cuba may be obtained from the Division of Securities and Investor Protection of the Florida Department of Banking and Finance, the Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-9805.

                              THE COMPANY

     Duty Free International, Inc. operates in several distinct markets of the duty free industry in the United States and abroad. This highly specialized industry sells merchandise such as liquor, tobacco products, perfume and luxury gifts free of all duties and sales and excise taxes to persons leaving the United States or travelling on international airlines and to foreign diplomats serving in the United States. The Company offers quality brand-name merchandise at savings generally ranging from 20% to 60% off retail prices in the countries of its customers' destinations.

     The Company is the leading operator in the United States of duty free stores along both the United States/Canada and the United States/Mexico borders and is one of the leading operators of duty free and retail stores in international airports in the United States and Puerto Rico, and is a prime concessionaire and supplier of merchandise to international airlines' inflight duty free shops. The Company is also the largest supplier of duty free merchandise to foreign diplomats in the United States and is a major supplier of merchandise to merchant and cruise ships from ports in the Northeast United States and Miami, Florida.

     The Company, a Maryland corporation, has executive offices at 63 Copps Hill Road, Ridgefield, Connecticut 06877, and its telephone number is (203) 431-6057.

                              RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS AND SUCH DOCUMENTS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS AND IN SUCH DOCUMENTS.

ECONOMIC CONDITIONS AND EXCHANGE RATES

     The principal customers of the Company are residents of foreign countries whose purchases of duty free merchandise may be affected by trends in the economies of foreign countries and changes in the value of the U.S. dollar relative to their own currencies. Any significant increase in the value of the U.S. dollar relative to the currencies of foreign countries, particularly Canada, Mexico and Japan, could have an adverse impact on the number of travelers visiting the United States and the dollar amount of duty free purchases made by them from the Company. A significant increase in gasoline prices or a shortage of fuel may also reduce the number of international travelers and thereby adversely affect the Company's sales. In addition, the Company imports a significant portion of its products from Western Europe and Canada at prices negotiated either in U.S. dollars or foreign currencies. As a result, the Company's costs are affected by fluctuations in the value of the U.S. dollar in relation to major Western European and Canadian currencies. A decrease in the purchasing power of the U.S. dollar relative to other currencies causes a corresponding increase in the purchase price of products. The Company enters into foreign exchange forward contracts as a hedge against a portion of its exposure to currency fluctuations on commitments to purchase merchandise.

COMPETITION

     The Company can experience significant competition when negotiating or bidding for new airport concession leases or renewal of existing airport leases in those locations where the airport operating authorities require such negotiating or bidding. Competitors bid for the exclusive right to operate in a particular airport or, in the case of some larger airports, in a particular airport terminal servicing one or more airlines. The Company's lease and concession agreements for duty free stores at the New York City airports are consistent with airport leases in the region in that they are terminable by the lessor upon 30 days notice, and also may be subject to re-bid at the end of the operator's lease at which time sealed bids are submitted by prospective operators or negotiations are undertaken with the authority. Most of the Company's concession contracts are subject to 30 to 120 day cancellation clauses cancelable by the Company or the airline.

     Approximately four other companies operate duty free stores in the United States along the Canadian border, most of which have historically remained within specific areas outside of the Company's geographic regions. A small number of regional duty free companies operate along the Mexican border and compete with the Company. Large discount chains that are not duty free operators, such as Price Club and Sam's Club, compete with the Company for customers crossing the United States/Mexico border. Approximately 15 companies operate duty free stores at airports in the United States. The largest such company is Duty Free Shoppers Group, Ltd., a privately held company and the largest duty free operator in the world. The Inflight Division has one major competitor which operates international airlines' on-board duty free concessions. The majority of international airlines operate their own on-board duty free concessions. There are a large number of competitors offering wholesale merchandise to international airlines. The principal competition for diplomatic sales consists of purchases made directly from European suppliers. There are no material competitors currently operating in the principal ports served by the Diplomatic and Wholesale Division except for Miami, Florida. There are significant competitors which can make sales to the Company's passenger and merchant vessel customers when those customers visit ports not served by the Company.

REGULATION OF THE DUTY FREE INDUSTRY

     The Company's sales and gross profit margins are affected by factors specifically related to the duty free industry. Most countries have allowances on the import of duty free goods. Decreases in the duty free allowances of foreign countries or stricter eligibility requirements for duty free purchases, as well as decreases in tax and duty rates imposed by foreign jurisdictions (particularly Canada and Mexico) could have a negative effect on the Company's sales and gross profit margins. Conversely, increases could have a positive effect on the Company's sales and gross profit.

        RESULTS OF OPERATIONS - SUMMARY DISCUSSION AND ANALYSIS

     THE FOLLOWING SUMMARY DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL PERIODS AND YEARS INDICATED SHOULD BE READ IN CONJUNCTION WITH THE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE FINANCIAL STATEMENTS (AND THE NOTES THERETO) APPEARING IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED APRIL 28, 1996 AND ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 1996, AS WELL AS THE "SELECTED FINANCIAL DATA" APPEARING IN SUCH ANNUAL REPORT. THOSE QUARTERLY AND ANNUAL REPORTS ARE INCORPORATED HEREIN BY REFERENCE.

UNAUDITED INTERIM RESULTS - FIRST QUARTER FISCAL 1997 COMPARED WITH 1996

     Net earnings for the quarter ended April 28, 1996 were $2,182,000, or $0.08 per share, an increase of $716,000 or 49% from $1,466,000, or $0.05 per share, for the quarter ended April 30, 1995. The increase was due primarily to a significant increase in the Southern and Northern Border Division's net earnings. The Southern Border Division's net earnings increased significantly from the prior year due to a 15.1% increase in net sales and an increase in gross profit margins while selling, general and administrative expenses were relatively the same as the prior year. The net sales and gross profit margin increases were in comparison to the Division's fiscal 1996 first quarter results which were significantly affected by the Mexican peso devaluation in December 1994. The Northern Border Division's net earnings also increased significantly from the prior year due primarily to a 9.1% increase in comparable sales of duty free merchandise (excluding sales from two stores purchased in July 1995), which have significantly higher gross profit margins than retail and gas sales, while selling, general and administrative expenses decreased by approximately $100,000 from the prior year when the selling, general and administrative expenses of the stores purchased in July 1995 are excluded from the current year. The comparable duty free sales increase was due primarily to an increase in the average amount of duty free merchandise purchased from the Division as a result of the Division's employee sales training programs and other marketing efforts. The above was partially offset by the continued decrease in Canadian traffic across the United States/Canada border when compared to the prior year and a decrease in retail and gas sales.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $11,205,000 for the quarter ended April 28, 1996. Working capital was $119,452,000 as of April 28, 1996. The Company believes its existing funds, cash provided by operating activities and available borrowings under its $75,000,000 bank credit facility will be sufficient to meet its current liquidity and capital requirements.

FISCAL 1996 COMPARED WITH 1995

     Net earnings were $15,996,000, or $0.59 per share, for the year ended January 28, 1996, an increase of $1,863,000, or 13.2%, from $14,133,000, or $0.52 per share, for the year ended January 29, 1995 before restructuring and revaluation charges. A total pre-tax charge to earnings of $53,573,000 ($38,935,000 after tax) was taken in the year ended January 29, 1995. This charge included $7,571,000 for restructuring expenses and a write-down of intangible asset value of $46,002,000 resulting from a change to a fair value method of evaluating the recoverability of intangible assets. The increase in net earnings from the prior year, excluding the restructuring and revaluation charges in the prior year, reflects the successful execution of the Company's cost containment programs as well as sales increases by the Inflight, Airport and Northern Border Divisions.

     The increases in net earnings for the Company's Inflight, Northern Border and Airport Divisions were partially offset by a substantial decrease in the Southern Border Division's sales and net earnings resulting from the significant devaluation of the Mexican peso versus the U.S. dollar in December 1994. The drop in the value of the peso destabilized the Mexican economy and increased the costs of the Company's products for Mexican customers. The Southern Border Division reduced its selling, general and administrative expenses by approximately $5,000,000 during the current year when compared to the prior year. However, these expense reductions were more than offset by a $41,319,000 decrease in the Southern Border Division's net sales. The Division's sales decline was 22% in the fourth quarter of fiscal 1996 versus declines of 37%, 34% and 23% in the first three quarters of 1996 versus the same periods in fiscal 1995.

                            USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock of the Company which may be offered and issued by the Company from time to time in connection with the acquisition of other businesses or properties, and upon exercise or conversion of, warrants, options, convertible debentures or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings.

           OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus, as appropriately amended or supplemented, may be used from time to time by persons who have received shares of Common Stock covered by the Registration Statement in acquisitions of businesses or properties by the Company, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as the "Selling Stockholder" or "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Act. The Company intends to attempt to contract with the Selling Stockholders to restrict the transfer or resale of all or a portion of such Shares for a given period of time or to permit the transfer or sale thereof only with the prior written consent of the Company. The Company may consent to the use of this Prospectus for a limited period of time by the Selling Shareholders, subject to limitations and conditions which may be varied by agreement between the Company and the Selling Stockholders.

     The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions.

     There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares as described herein. Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Act, setting forth (i) the name of each Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, which commissions may be negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders.

     In addition or alternatively, Shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, and in connection therewith, commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal thereafter may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the New York Stock Exchange or such other securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and, in connection with such resales, may pay to or receive commissions from the purchasers of such shares.

     The Company may agree to indemnify each Selling Stockholder as an underwriter under the Act against certain liabilities, including liabilities arising under the Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act.

                      DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is authorized to issue 75,000,000 shares of the Company's Common Stock, $.01 par value, of which 27,269,598 were issued and outstanding as of April 26, 1996. Holders of shares of the Company's Common Stock are entitled to one vote for each share. Stockholders do not have preemptive rights or the right to accumulate votes for the election of directors. The shares of the Company's Common Stock are not subject to redemption (except as described below) nor to any liability for further calls. The Common Stock offered hereby is validly issued, fully paid and nonassessable. Holders of shares of the Company's Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available therefor and are entitled to participate equally in the assets of the Company available for distribution in the event of liquidation or dissolution of the Company.

NEW YORK STOCK EXCHANGE LISTING

     The Company's Common Stock is listed on the New York Stock
Exchange.

CHARTER

     The Company's Articles of Incorporation (the "Charter") authorize the classification of the Board of Directors into three classes of substantially equal size which are elected for staggered three-year terms, with one class being elected at each annual meeting of stockholders. The Board of Directors has elected to be so classified. Pursuant to the Charter, a director may be removed from office, with or without cause, by the affirmative vote of a majority of the entire Board of Directors and may also be removed, only with cause, by the affirmative vote of the stockholders owning a majority of the shares of the outstanding Company Common Stock. The Company's Charter also provides that the Company's By-Laws may be amended by the Board of Directors. Special stockholders' meetings may be called by the President or Chairman of the Board, or at the request of a majority of the Board of Directors or at the request of stockholders entitled to cast 10% of all votes entitled to be cast at such meeting. Such provisions could be utilized, under certain circumstances, as a means of preventing a takeover of the Company.

     The Company holds certain bonds and permits necessary for the operation of its business from the Customs Service and the Bureau of Alcohol, Tobacco and Firearms. The Customs Service or the Bureau may seek to revoke or refuse to grant or renew a permit or bond if either governmental authority does not approve a person who acquires ten percent or more of the outstanding shares of the Company's Common Stock. The Company's Charter provides that in the event a stockholder owning shares representing more than nine percent of the outstanding shares of the Company's Common Stock fails to cooperate fully with the Company in complying with reporting requirements imposed by the Customs Service or the Bureau or when such stockholder's ownership causes these governmental authorities to revoke or refuse to grant or renew without material change bonds or permits necessary for the operation of the Company's business, the Company may redeem, at fair market value or require prompt disposal of all or any portion of, the shares of the Company's Common Stock owned by such stockholder. All certificates for shares of the Company's Common Stock are legended when issued to reflect this Charter provision.

     The Maryland General Corporation Law provides that a consolidation, merger, share exchange or transfer of assets of a Maryland corporation must be approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, unless the corporation's charter permits such action by less than a two-thirds vote. The Company's Charter provides that any action to be approved by stockholders may be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

CONTROL SHARE ACQUISITIONS

     The Maryland General Corporation Law also contains provisions relating to voting restrictions on shares acquired by a person that, when aggregated with other shares deemed to be owned by such person, cause such person's voting power to equal or exceed 20% of the corporation's voting stock (a "Control Share Acquisition"). In order for a stockholder to vote shares acquired in a Control Share Acquisition, the acquiring stockholder must receive a two-thirds vote of approval by the stockholders of the corporation, excluding the acquiring stockholder, the corporation's officers, and employees of the corporation who are also directors of the corporation. This approval must be repeated when the acquiring stockholder's voting power equals or exceeds 33% of the corporation's voting stock and again when it equals or exceeds 50%. The corporation has the right, unless its charter or by-laws provide otherwise, to redeem the shares of the acquiring stockholder at fair market value. If, prior to a Control Share Acquisition, the stockholders of the corporation approve the voting rights for the control shares and the acquiring stockholder is entitled to exercise or direct the exercise of a majority of all voting power, all stockholders of the corporation, excluding the acquiring stockholder, have the rights of objecting stockholders under Maryland

General Corporation Law. Shares acquired prior to November 4, 1986 or under other specified circumstances are exempt from the Control Share Acquisition provisions. A corporation may, by including a specific provision in its charter or by-laws, exclude itself from coverage of the Control Share Acquisition provisions; however, the Company has not considered whether to exclude itself from such coverage. These provisions may be used as an anti-takeover device.

BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law, certain stock issuances, mergers, capital reorganizations and other transactions with a holder of more than ten percent of the voting stock of a Maryland corporation (an "Interested Stockholder") are prohibited for a period of five years following the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, the transaction must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of outstanding voting stock of the corporation, and
(ii) two-thirds of the votes entitled to be cast by the holders of voting stock other than voting stock held by the Interested Stockholder or an affiliate or associate thereof unless certain value and other standards are met or an exemption is available. However, none of the Interested Stockholder provisions are applicable to the Company unless its Board of Directors elects by resolution to be subject to them, which is not currently intended.

     The business combination and control share acquisition statutes and the Charter provisions discussed above may make it more difficult and time consuming to effect a change in control of the Company and may reduce its vulnerability to an unsolicited proposal for a takeover. In some circumstances, certain stockholders may consider these provisions to be disadvantageous because takeover offers are often made at prices above the prevailing market price of the target company's stock and acquisitions of stock by persons attempting to acquire control may cause the market price of the target company's stock to reach levels that are higher than would otherwise be the case.

TRANSFER AGENT

     Chemical Mellon Shareholder Services LLC, New York, New York, is the transfer agent and registrar for the Company's Common Stock.

                         VALIDITY OF SECURITIES

     The validity of the Securities offered will be passed upon for the Company and the Selling Stockholders by Morgan, Lewis & Bockius LLP, New York, New York.

                                EXPERTS

     The consolidated financial statements and the related supplemental schedule as of January 28, 1996 and January 29, 1995 and for each of the years in the three-year period ended January 28, 1996, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1996, as amended, have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their reports which are incorporated by reference herein. These financial statements and supplemental schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

- ------------------------------------   -------------------------------
- ------------------------------------   -------------------------------

No person is authorized to give
any information or to make any
representations not contained or
incorporated by reference in this
Prospectus and, if given or made,
such information or representations
must not be relied upon as having              5,000,000 Shares
been authorized by the Company,
any Selling Stockholders or any          DUTY FREE INTERNATIONAL, INC.
underwriter, agent or dealer.
This Prospectus does not constitute              COMMON STOCK
an offer to sell or a solicitation
of an offer to buy any securities
other than the Securities in
respect of which this Prospectus is
delivered or an offer of any                   ----------------
securities in any jurisdiction to                 PROSPECTUS
any person where such an offer                 ----------------
would be unlawful.


TABLE OF CONTENTS               Page
- -----------------               ----


Available Information              2
Incorporation of Certain
 Documents by Reference            2
The Company                        3
Risk Factors                       3
Results of Operations - Summary    4
Use of Proceeds                    5
Outstanding Securities
 Covered by this Prospectus        5
Description of Common Stock        6
Validity of Securities             8
Experts                            8            July   , 1996

- ------------------------------------   -------------------------------
- ------------------------------------   -------------------------------

                               PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Charter provides that, to the fullest extent permitted by Maryland law, no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for the breach of any duty owed by such director or officer to the Company or to its stockholders. Maryland law does not permit the elimination of a director's or officer's liability, and each director or officer will be liable to the Company, to the extent that (i) it is proven that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The effect of this provision in the Charter is to eliminate the right of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for the breach of any duty owed by the director or officer to the Company or to its stockholders (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. These provisions will not alter the liability of directors or officers under federal securities laws.

     Section 2-418 of the Maryland General Corporation Law provides that each corporation incorporated thereunder, such as the Company, may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect to any proceeding charging improper personal benefit to the officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the board of directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance.

     The Company's Charter and By-Laws state, as to indemnification, that the Company's officers and directors are entitled to indemnification against liabilities and expenses to the full extent permitted by Maryland law.

     The Company also currently maintains a directors' and officers' liability insurance policy for the benefit of its management and directors. The maintenance of such insurance coverage is considered vital by the Company in attracting and retaining the services of qualified directors and officers. The Company, however, cannot be assured that its existing policy will be renewed upon expiration or that, if the policy is not renewed, the Company will be able to obtain similar insurance coverage elsewhere or that the cost thereof will not be prohibitively expensive.

     The Company has entered into a separate indemnification agreement with Jack Africk who is a director of the Company.

ITEM 21.  EXHIBITS

     (a)  Exhibits:

     3.1 Charter of the Company (previously filed as an Exhibit to the Company's Registration Statement on Form S-1, File
          No. 33-43071)

     3.2 By-Laws of the Company (previously filed as an Exhibit to the Company's Current Report on Form 8-K dated December 27, 1993)

     4.1  Specimen Stock Certificate with respect to Common Stock
          (previously filed as an Exhibit to Company's Registration Statement on Form S-1, File No. 33-43071)

     5.1  Opinion of Morgan, Lewis & Bockius LLP

    23.1  Consent of KPMG Peat Marwick LLP, independent accountants

    23.2  Consent of Morgan, Lewis & Bockius LLP (included in
          Exhibit 5.1)

    24.1  Powers of Attorney (included in page II-4 of the Registration
          Statement)

ITEM 22.  UNDERTAKINGS.

     (A)  The undersigned hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
          Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (D)  The undersigned registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (ii) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
          (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of Connecticut on the 26th day of July, 1996.

                                        DUTY FREE INTERNATIONAL, INC.

                                           /s/Alfred Carfora
                                        By --------------------------
                                            Alfred Carfora,
                                            President and Chief
                                            Executive Officer

     Each person whose signature appears below hereby appoints each of David H. Bernstein, John A. Couri, Alfred Carfora and Gerald F. Egan, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signatures                    Title                    Date
      ----------                    -----                    ----


/s/Alfred Carfora         President, Chief Executive     July 26, 1996
- ----------------------     Officer and Director
 Alfred Carfora            (Principal Executive Officer)


/s/Jack Africk            Director                       July 26, 1996
- ----------------------
 Jack Africk


/s/David H. Bernstein     Chairman of the Executive      July 26, 1996
- ----------------------     Committee of the Board,
 David H. Bernstein        Director


                          Director                       July   , 1996
- ----------------------
 John A. Couri

                          Director                       July   , 1996
- ----------------------
 Heribert H. Diehl


/s/Gerald F. Egan         Vice President of Finance,     July 26, 1996
- ----------------------     Secretary, Treasurer and
 Gerald F. Egan            Chief Financial Officer
                           (Principal Financial and
                           Accounting Officer)


/s/Carl Reimerdes         Vice President, Director       July 26, 1996
- ----------------------
 Carl Reimerdes


                          Director                       July   , 1996
- ----------------------
 Susan H. Stackhouse


/s/Stephen M. Waters      Director                       July 26, 1996
- ----------------------
 Stephen M. Waters

                             EXHIBIT INDEX


Exhibit                                                            Page
Number                          Document                         Number
- -------                         --------                         ------


3.1 Charter of the Company (previously filed as an Exhibit to the Company's Registration Statement on Form S-1, File No. 33-43071)

3.2 By-Laws of the Company (previously filed as an Exhibit to the Company's Current Report on
          Form 8-K dated December 27, 1993) on Form 8-K dated January 15, 1994)

4.1       Specimen Stock Certificate with respect to
          Common Stock (previously filed as an Exhibit to Company's Registration Statement on
          Form S-1, File No. 33-43071)

5.1       Opinion of Morgan, Lewis & Bockius LLP

23.1 Consent of KPMG Peat Marwick LLP, independent accountants

23.2      Consent of Morgan, Lewis & Bockius LLP
          (included in Exhibit 5.1)

24.1 Powers of Attorney (included in page II-4 of the Registration Statement)